Pricing Supplement No. 13                               Rule 424 (b) (2)
DATED:9/28/95                                  Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue

Floating Rate Note  [x]           % Fixed Rate Note[  ]
Global Security:    [x] Yes         [ ] No
Principal Amount:   $50,000,000
Settlement Date:    10/3/95        Maturity Date:10/3/97
Interest Accrual Date: 10/3/95

New Maturity Date(s): N/A          Notice of Renewal Date(s): N/A

Issue Price:100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations ( if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Quarterly
Interest Payment Dates:   3nd day of October, January, April, July

(Only applicable to Floating Rate Notes)
Initial Interest Rate:  To be calculated as if 10/3/95 were an Interest Reset
Date

Index Maturity:  3 Month
Base Rate(s):    Libor
If LIBOR, Designated LIBOR Page:
[ ]  LIBOR Reuters
[x]  LIBOR Telerate
Index Currency:
Interest Reset Period:  Quarterly
Interest Reset Dates:   3nd day of October, January, April, July
Spread (plus or minus):  -.01%
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A
Calculation Agent:  As provided in the Prospectus Supplement

Original Issue Discount Note:
[  ]Yes  [x]No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:

Trade Date:  9/28/95
Name of Agent:  Goldman, Sachs & Co.
Agent's Discount or Commission:  $87,500
Net Proceeds to Company:  $49,912,500

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of
[ ]  100% of Principal
[ ]  ___% of Principal

[x] Agent is Purchasing Notes from the Company as Principle
      for Resale to investors and Other Purchasers at:
[ ] a fixed initial public offering price of 100% of the Principal Amount
[ ]  a fixed initial public offering price of
     ___% of the Principal Amount
[x] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:90330QAN4

Additional Terms: